Exhibit 99.1

ACE Limited Mainaustrasse 30 CH-8008 Zürich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Patrick F. McGovern
(212) 827-4426
patrick.mcgovern@ace-ina.com

ACE LIMITED ANNOUNCES PRELIMINARY THIRD QUARTER EARNINGS

ZURICH, Switzerland - October 10, 2008 - ACE Limited (NYSE: ACE) is pre-announcing estimates of third quarter financial results.

“Given the extraordinary market conditions and questions of investor confidence in financial institutions generally, we have decided to provide an estimate of our third quarter results in an effort to give greater clarity and certainty about our company, whose financial performance and balance sheet remain strong. ACE has a strong capital position and our financial results for the third quarter were quite good. ACE is well positioned to take advantage of weaknesses and opportunities within our industry as they emerge,” said Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited.

ACE estimates operating income(1) for the third quarter ended September 30, 2008, to be between $1.44 and $1.48 per common share. The company will report net realized and unrealized losses of approximately $1.5 billion and expects a decrease in book value per share of 7.5% year-to-date. Following these results, our capital position remains firmly in the range of the capital required by all principal rating agencies for our ratings.

As disclosed previously, the company did not and does not invest in CDOs, CLOs or complex credit structures and does not employ leverage, and as such, has no transactions that require the posting of collateral. The company’s fixed income portfolio is conservatively constructed, has an average credit quality of AA, is well diversified and has an average duration of approximately four years. Of the estimated $1.5 billion in realized and unrealized losses, approximately $1.3 billion relates to the fixed income and equity portfolios and is largely due to the widening of credit spreads in our high quality corporate bond portfolio.

Approximately $220 million of the company’s estimated net realized losses for the third quarter relate to the guaranteed minimum income benefit (GMIB) liabilities of the company’s variable annuity reinsurance book. These losses resulted from an increase in the fair market value of the liabilities related to these annuities. This does not present any liquidity exposures. Cash flow in this business is positive and is within our original expectations.

As of September 30, 2008, ACE has entered into securities lending agreements approximating $2 billion. The proceeds from these agreements are invested in prime short-term money market funds. ACE does not issue commercial paper or any other short-term securities to finance its operations.

The company expects operating cash flow to be in the range of $800 million to $1 billion for the third quarter.

The company will issue its third quarter earnings release and financial supplement as scheduled after the market closes on Tuesday, October 28, 2008.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, the ACE Group of Companies conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

(1)	Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in other (income) expense related to partially-owned insurance companies because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to economic conditions, company performance, reserves and valuations, and expected determinations of quarter-end results, reflect the company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the company’s forward-looking statements could be affected by recent and future financial, stock market and capital markets events and circumstances, and government and the financial community’s responses thereto, as well as competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and unexpected financial or operational performance with respect to acquired companies, unexpected effects or difficulties relating to the company’s recent re-domestication to Switzerland, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers,

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actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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